UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 4, 2015

PRA Group, Inc.
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2015, PRA Group, Inc. (the “Company”) issued the press release furnished herewith as Exhibit 99.1 to this report and incorporated herein by reference, announcing that Kevin Stevenson, age 51,  will assume the role of President of the Company, succeeding Steven Fredrickson, age 55, in that role.  Mr. Stevenson is one of the original founders of the Company and has served as its Executive Vice President and Chief Financial Officer since 1996.  Mr. Fredrickson will continue to serve the Company as the Chairman of the Board and Chief Executive Officer, and Mr. Stevenson will continue in his position as the Company's Executive Vice President and Chief Financial and Administrative Officer until a successor is named. Mr. Stevenson was also appointed to the Company’s Board of Directors, effective immediately, and will stand for election at the Company’s 2016 annual meeting of shareholders. The appointment of Mr. Stevenson to the Board of Directors was not based on any prior understanding or arrangement between Mr. Stevenson and any other person. Mr. Stevenson has not had any material direct or indirect interest in any of the Company’s transactions or in any currently proposed transaction.  The Company also announced that Christopher Graves, age 46, the Company's Executive Vice President, Core Acquisitions since 2006, has been appointed Executive Vice President, Core Acquisitions and Operations, Americas, and Neal Stern, age 47, who since 2008 has served the Company as its Executive Vice President, Operations, will assume the position of Executive Vice President and Chief of Global Investment, Analytics and Operations Strategy.  All of the changes in leadership roles of the Company are effective immediately. There are no family relationships between any of the Company’s executive officers or directors. No material agreements, contracts or arrangements have been entered into in connection with these leadership changes.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 Press release issued by PRA Group, Inc. on August 10, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

August 10, 2015	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: EVP/CFO